[Letterhead of Altenburg & Tewes AG]


Consent of Independent Accountants

We consent to the incorporation by reference into the previously filed registration statements on Form S-3 (Nos. 33-5508, 33-49548, 38-57530, 33-61034,
33-72820, 33-78540, 33-85296, 33-62073 and 33-62327), on Form S-4 (No. 33-62333)
and on Form S-8 (No. 33-67144) of Geotek Communications, Inc. (the "Company") of our report dated September 6, 1994, on our audit of the financial statements of DBF Bundelfunk GmbH & Co. Betriebs-KG as of December 31, 1993, and for the year ended December 31, 1993, which report appears in the Company's Current Report on Form 8-K dated August 2, 1994, as amended.


Dusseldorf, September 18, 1995


Altenburg & Tewes AG
WIRTSCHAFTSPRUFUNGSGESELLSCHAFT


former

DUSSELDORFER TREUHAND-GESELLSCHAFT
ALTENBURG & TEWES AG
WIRTSCHAFTSPRUFUNGSGESELLSCHAFT
STEUERBERATUNGSGESELLSCHAFT


/s/ Gobels            /s/ Spielberg
    Gobels                Spielberg
Wirtschaftsprufer     Wirtschaftsprufer